Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Senior Vice President and CFO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc.

Reports Earnings and Continued Improvement in Credit Metrics

May 1, 2012, Glen Allen, Virginia. – First Capital Bancorp, Inc. (the “Company”) (NASDAQ: FCVA) parent company to First Capital Bank (“the Bank”) reported today its financial results for the first quarter of 2012. For the three months ended March 31, 2012, the Company had net income of $304 thousand and net income available to common shareholders of $134 thousand, or $0.05 per fully diluted common share, compared to net income of $452 thousand and net income available to common shareholders of $282 thousand, or $0.10 per fully diluted common share, for the same period in 2011. These results were relatively stable compared to the fourth quarter of 2011, which had net income of $406 thousand and net income available to common shareholders of $236 thousand.

Total assets at March 31, 2012 were $530.1 million, down $11.6 million, or 2.15% from December 31, 2011. Total loans, net of allowance, increased $6.5 million to $367.5 million up 1.81% from December 31, 2011. The increase in net loans was the result of new loan origination and the diminishing number of problem loans requiring resolution during the quarter. Deposits decreased $12.2 million to $428.0 million, down 2.76% from December 31, 2011. Our deposit strategy was focused on decreasing noncore funding sources and single service CD relationships and increasing noninterest-bearing deposits accounts, which have remained consistent since December 31, 2011.

Core operating results as measured by pre-provision, pre-tax earnings declined when compared to the first quarter of 2011 due to an approximate $17.4 million decline in the loan portfolio, OREO expenses and start up costs for the mortgage division. For the three months ended March 31, 2012, pre-provision, pre-tax earnings were $877 thousand, down $453 thousand or 34.06%, from $1.3 million for the quarter ended March 31, 2011.

	Three Months Ended March 31,
	2012	2011

Income before tax and provision	$877	$1,330
Provision for loan losses	565	700

Income before income tax	312	630
Income tax (benefit)	8	178

Net income	$304	$452

The net interest margin continues to remain relatively stable. For the quarter ended March 31, 2012, net interest margin decreased 6 basis points to 3.27% from 3.33% for the first quarter of 2011.

Net interest income decreased $178 thousand or 4.33% to $3.9 million for the three months ended March 31, 2012, compared to $4.1 million for the three months ended March 31, 2011. The decrease in quarter over quarter net interest income was due to a reduction in the gross loan portfolio of approximately $17.4 million as we continue to focus on decreasing our exposure to speculative acquisition and development loans.

Provisions for loan losses amounted to $565 thousand for the three months ended March 31, 2012 compared to $700 thousand for the same period in 2011. For the quarter ended March 31, 2012 the Company had net charge-offs of $1.8 million. The allowance for loan losses at the end of the first quarter of 2012 was 2.13% of total loans compared to 2.69% at the end of the same period in 2011. We continue to focus on improving overall asset quality in these uncertain economic times while we also continue to work on reducing the level of nonperforming assets.

The following table reflects details related to asset quality and allowance for loan losses of the Bank:

	March 31,	December 31,	March 31,
	2012	2011
	(Dollars in thousands)
Nonaccrual loans	$16,410	$17,691	$20,518
Loans past due 90 days and accruing interest	—	—	41

Total nonperforming loans	16,410	17,691	20,559
Other real estate owned	6,369	7,646	2,739

Total nonperforming assets	$22,779	$25,337	$23,298

Allowance for loan losses to period end loans	2.13%	2.51%	2.69%
Nonperforming assets to total loans & OREO	5.97%	6.71%	5.89%
Nonperforming assets to total assets	4.30%	4.68%	4.40%
Allowance for loan losses to nonaccrual loans	48.76%	52.41%	51.52%

Allowance for loan losses
Beginning balance	$9,271	$9,025	$11,036
Provision for loan losses	565	868	700
Net charge-offs	1,834	622	1,166

Ending balance	$8,002	$9,271	$10,570

Total Risk Based Capital was 13.0%, which is 300 basis points above the regulatory minimum for well capitalized institutions. Tier 1 Risk Based capital for the first quarter of 2012 was 11.44%.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of March 31, 2012
Total capital to risk weighted assets
Consolidated	$51,585	13.00%	$31,733	8.00%	$39,667	10.00%
Tier 1 capital to risk weighted assets
Consolidated	$45,389	11.44%	$15,867	4.00%	$23,800	6.00%
Tier 1 capital to average adjusted assets
Consolidated	$45,389	8.53%	$21,290	4.00%	$26,613	5.00%

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2011
Total capital to risk weighted assets
Consolidated	$51,321	13.17%	$31,179	8.00%	$38,974	10.00%
Tier 1 capital to risk weighted assets
Consolidated	$45,195	11.60%	$15,589	4.00%	$23,384	6.00%
Tier 1 capital to average adjusted assets
Consolidated	$45,195	8.37%	$21,591	4.00%	$26,989	5.00%

In a joint statement, First Capital Bancorp, Inc. Managing Director and CEO, John Presley, and First Capital Bank President, Bob Watts stated “The Bank and its associates as well as its customers continue to work diligently through the effects of the economic downturn. We are encouraged that for the third quarter in a row we have seen improvement in our credit metrics.”

The Company currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and our newest branch in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands)

	Three Months Ended March 31,
	2012	2011
Selected Operating Data:

Interest income	$5,821	$6,295
Interest expense	1,887	2,183

Net interest income	3,934	4,112
Provision for loan losses	565	700
Noninterest income	340	221
Noninterest expense	3,397	3,003

Income before income tax	312	630
Income tax expense	8	178

Net income	$304	$452

Less: Effective dividend on preferred stock	$170	$170

Net income available to common shareholders	$134	$282

First Capital Bancorp, Inc.

Financial Highlights

(Amounts in thousands, except per common share data)

	Three Months Ended March 31,
	2012	2011
Per Common Share Data
Income per common share
Basic	$0.05	$0.10
Diluted	0.05	0.10
Book value per common share	10.33	11.36

Balance Sheet Data:
Total assets	$530,053	$529,003
Cash and cash equivalents	21,434	33,654
Securities available for sale	94,573	82,244
Securities held to maturity	2,884	2,887
Loans, net	367,518	382,324
Allowance for loan losses	8,002	10,570
Foreclosed assets	6,369	2,739
Bank owned life insurance	8,999	452
Deposits	428,033	418,751
Borrowings	57,952	63,312
Stockholders’ equity	41,376	44,294
Total common shares outstanding	2,971	2,971

Asset Quality Ratios
Nonperforming assets	22,779	23,298
Net charge-offs	1,834	1,166
Allowance for loan losses to total loans	2.13%	2.69%
Nonperforming assets % of total loans & OREO	5.97%	5.89%
Net charge-off to average loans	0.48%	0.30%

Selected Performance Ratios:
Return on average assets	0.23%	0.35%
Return on average equity	2.98%	4.19%
Net interest margin	3.27%	3.33%
Equity to assets	7.81%	8.37%
Tangible common equity to assets	5.79%	6.38%